AIRN Airspan Networks Inc. NASDAQ-GM

David Brant Appointed Airspan Chief Financial Officer

BOCA RATON, FL -- (MARKET WIRE) -- 12/21/06 -- Airspan Networks, Inc. (NASDAQ: AIRN), a leading worldwide provider of WiMAX Forum CertifiedTM broadband wireless access solutions, and carrier-class Voice over Internet Protocols (VoIP) and Wi-Fi Hotzone systems, today announced the promotion of David Brant as Chief Financial Officer and Senior Vice President. David replaces Peter Aronstam, who will leave the company to pursue other opportunities early in 2007.

David previously served as Vice President and Controller of Airspan from July 2000 to 2005, when the bulk of the corporate finance function was based at the company's UK facility. At the start of 2006, the finance function was moved to the corporate headquarters in the US to align with a transition to US auditors. At that time, David assumed an operating role leading the company's ASNet division, broadening his experience across the operational functions of the company. The ASNet division will now report to Alastair Westgarth, the company's Chief Technical Officer.

Airspan anticipates a smooth transition in the CFO function and David will assume the role at the start of 2007, with both officers contributing to the 2006 financial close. "David's participation in Airspan's growth over the past 8 years and his strong operational experience make him ideal for this position. Moreover, his recent exposure to an operating division of the company has deepened his background in operations and technology," said Eric Stonestrom, Airspan's CEO. "We look forward to David's financial leadership and experience as the company executes on its goals of continued revenue growth. We continue to focus on this critical element of our business, which has grown more complex with our underlying market growth. We also want to thank Peter Aronstam for his five plus years of service in the CFO role, during a period when a five year average annual growth rate of 32% was achieved."

About Airspan Networks, Inc.

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes products meeting 802.11 a/b/g Wi-Fi standards, and WiMAX Forum Certified™ equipment that includes software upgradeability to the Mobile WiMAX™ 802.16e-2005 standard. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified™ and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan's AS.TONE VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone's design provides customers, carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com.

For Investment and Media Inquiries, contact:
Airspan Networks
Eric Stonestrom
President & Chief Executive Officer
Airspan Networks, Inc.
Tel: +1 561 893-8680
Fax: +1 561 893-8681
Email: Email Contact